Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee
Tompkins Financial Corporation
     Investment and Stock Ownership Plan

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-0146) pertaining to the Tompkins Financial Corporation Investment and Stock Ownership Plan of our report dated June 19, 2009 with respect to the financial statements and supplemental schedule of the Tompkins Financial Corporation Investment and Stock Ownership Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2008.

Elmira, New York
June 25, 2009